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
                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                           QUARTER ENDED JUNE 30, 1999



                                                        Three Months     Six Months
                                                           Ended           Ended
                                                       June 30, 1999   June 30, 1999
                                                       --------------  --------------
Net income                                             $       69,568  $      113,996
                                                       ==============  ==============


Average shares outstanding                                    560,318         560,318
Basic earnings per share                               $         0.12  $         0.20
                                                       ==============  ==============


Average shares outstanding                                    560,318         560,318
Dilutive average shares outstanding under
 warrants and options                                         207,800         207,800
Exercise price                                         $        10.00  $        10.00
Assumed proceeds on exercise                           $    2,078,000  $    2,078,000
Average market value                                   $        12.25  $        12.25
Less:  Treasury stock purchased with assumed
       proceeds from exercise of warrants and options          169,633         169,633
Adjusted average shares-diluted                               598,485         598,485
Diluted earnings per share                             $         0.12  $         0.19
                                                       ==============  ==============
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     The stock of the Company is not traded on any public exchange.  The average market  values  are  derived from trades known to management.  Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.

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